EXHIBIT 99.1

Spirit Airlines Reports First Quarter 2021 Results

MIRAMAR, Fla., April 21, 2021 - Spirit Airlines, Inc. (NYSE: SAVE) today reported first quarter 2021 financial results.
Ended the first quarter 2021 with $1.9 billion of unrestricted cash, cash equivalents, short-term investment securities and liquidity available under the Company's revolving credit facility

	First Quarter 2021		First Quarter 2020
	As Reported	Adjusted	As Reported	Adjusted
	(GAAP)	(non-GAAP)[1]	(GAAP)	(non-GAAP)[1]
Total Operating Revenues	$461.3 million	$461.3 million	$771.1 million	$771.1 million
EBITDA	$(28.2) million	$(199.7) million	$8.0 million	$8.0 million
EBITDA Margin	(6.1)%	(43.3)%	1.0%	1.0%
Pre-tax Income (Loss)	$(138.2) million	$(307.9) million	$(74.6) million	$(74.6) million
Net Income (Loss)	$(112.3) million	$(242.5) million	$(27.8) million	$(58.9) million
Diluted Earnings (Loss) Per Share	$(1.15)	$(2.48)	$(0.41)	$(0.86)

“We were very pleased to see how well both our domestic and international network performed as demand strengthened in the last few weeks of the quarter. This strength, along with improvement in forward bookings, drove positive cash from operations for the full first quarter 2021 even when excluding the payroll support program funds received. Assuming these trends continue, we believe we can achieve a positive Adjusted EBITDA margin for the full year 2021,” said Ted Christie, Spirit’s President and Chief Executive Officer. “While acknowledging that the recovery is still in progress and may not be linear, we continue to believe we will be among the first U.S. carriers to reach sustained profitability.”

COVID-19
Since its initial onset in early 2020, the impact of the COVID-19 pandemic has evolved and continues to be fluid. Therefore, the Company's financial and operational outlook remains subject to change. The Company continues to monitor the impact of the pandemic on its operations and financial condition, and to adjust its mitigation and operational strategies, accordingly, in order to protect the long-term sustainability and growth of the Company. Spirit has implemented measures for the safety of its Guests and Team Members as well as to mitigate the impact of COVID-19 on its financial position and operations. Please see the Company's Quarterly Report on Form 10-Q for the period ending March 31, 2021 for additional disclosures regarding these measures.

Capacity and Operations
Load factor for the first quarter 2021 was 72.1 percent on a year-over-year capacity decrease of 26.9 percent. During the first quarter 2021, the U.S. government implemented negative COVID-19 testing requirements for all inbound international travelers entering the United States. About 12 percent of Spirit's first quarter 2021 capacity was negatively impacted by this new regulation.

Spirit continued to deliver strong operational results during the first quarter 2021. As measured by the DOT, first quarter 2021 Completion Factor2 was 98.6 percent and on-time performance2 was 85.3 percent.

Revenue Performance
Total operating revenues for the first quarter 2021 were $461.3 million, a decrease of 40.2 percent year over year as a result of continued negative impacts to demand for air travel due to the COVID-19 pandemic. Early in the first quarter 2021, the Company experienced another setback in demand as the new international testing requirements were implemented and some states increased jurisdictional restrictions following spikes in COVID-19 case counts. However, in March 2021, as the vaccine rollout gained traction and jurisdictional restrictions eased, domestic and international demand rebounded strongly.

For the first quarter 2021, total revenue per passenger flight segment ("Segment") decreased 16.4 percent year over year to $84.27. Fare revenue per Segment decreased 24.2 percent to $31.84 while non-ticket revenue per Segment decreased 10.8 percent to $52.433. As has been the case since the start of the COVID-19 pandemic, non-ticket revenue per segment for the first quarter 2021 was impacted by the suspension or reduction of certain booking-related fees; however, as the quarter progressed and domestic and international demand strengthened, average non-ticket revenue per segment improved to above $55.00 for most of March 2021.

Cost Performance
For the first quarter 2021, total GAAP operating expenses decreased 32.0 percent year over year to $563.8 million, primarily due to the grant component of the funding received through the payroll support program (further discussed below). Adjusted operating expenses for the first quarter 2021 decreased 11.5 percent year over year to $733.5 million4. The decrease in adjusted operating expenses was primarily driven by reductions in various flight-volume related expenses compared to the first quarter last year, such as fuel, ground handling and distribution. These decreases were partially offset by higher aircraft rent and higher depreciation and amortization. Additionally, despite the significant decrease in flight operations compared to the first quarter last year, some variable expenses increased. Salaries, wages and benefits increased marginally due to increased costs related to Team Member benefits, primarily driven by a higher volume of health insurance claims, and landing fees and other rents also increased year over year due to rate increases at various airports Spirit serves and decreases in signatory adjustment credits.

“Our first quarter 2021 Adjusted EBITDA margin of negative 43.3 percent was better than we initially expected due to both revenue and non-fuel operating expense coming in at the better end of our range. Since the beginning of March 2021, demand trends have been progressively improving. Assuming these trends continue, we estimate our second quarter 2021 Adjusted EBITDA margin will be between negative 5 percent to breakeven, assuming a fuel price per gallon of $1.95,” said Scott Haralson, Spirit’s Chief Financial Officer. “With our industry-leading low cost structure, we remain confident that the strength of our business model will allow us to fully capitalize on the growth potential ahead of us and drive sustainable, long-term value for our shareholders.”
Fleet
Spirit took delivery of two new A320neo aircraft during the first quarter 2021, financed through direct operating leases, and purchased two A319ceo aircraft off lease. The Company ended the quarter with 159 aircraft in its fleet.

Liquidity and Capital Deployment
Spirit ended first quarter 2021 with unrestricted cash, cash equivalents, short-term investment securities and liquidity available under the Company's revolving credit facility of $1.9 billion.

Total capital expenditures for the first quarter 2021 were approximately $92 million, primarily related to pre-delivery deposits associated with future aircraft deliveries and the purchase of two A319 aircraft off lease.

On March 12, 2021, the Company entered into the First Amendment to Credit and Guaranty Agreement (the “First Amendment”), amending its existing Senior Secured Revolving Credit Facility. The First Amendment increases the existing lending commitments by $60 million, for total lending commitments of $240 million, and extends the maturity date from March 30, 2022 to March 30, 2024. The additional $60 million remained undrawn as of March 31, 2021.

On December 27, 2020, the Consolidated Appropriations Act, 2021 was signed into law. This new legislation extended the payroll support program of the Coronavirus Aid, Relief and Economic Security Act ("CARES Act") through March 31, 2021 ("PSP2"). On January 15, 2021, the Company entered into an agreement with the United States Department of the Treasury ("Treasury") in connection with the PSP2 funding. During the first quarter of 2021, the Company received a total of $184.5 million through the PSP2, used exclusively to pay for salaries, wages and benefits for the Company's Team Members through March 31, 2021. Of that amount, a total of $25.3 million is in the form of a low-interest, 10-year loan. Also, in connection with its participation in the PSP2, the Company issued warrants to the Treasury to purchase up to 103,761 shares of the Company's common stock at a strike price of $24.42 per share (the closing price of the shares of the Company's common stock on December 24, 2020). The remaining amount of $156.5 million, net of related costs, is in the form of a grant and was recognized within special credits on the Company's condensed consolidated statements of operations during the first quarter 2021.

The American Rescue Plan Act of 2021 ("ARP") was enacted on March 11, 2021, authorizing Treasury to provide additional assistance to passenger air carriers that received financial assistance under PSP2 ("PSP3"). Under the ARP, Treasury will provide up to $14 billion to fund the PSP3 for employees of passenger air carriers. In April 2021, the Company was notified that, subject to final execution of an agreement with Treasury, it will receive approximately $197.9 million under the PSP3 and an additional $27.7 million under the PSP2. The PSP3 extends certain restrictions imposed on participating airlines, including the restriction to refrain from conducting involuntary furloughs or reducing pay rates and benefits until September 30, 2021.

Diluted Share Count
The Company elected to early adopt ASU No. 2020-06, "Accounting for Convertible Instruments and Contracts in an Entity's Own Equity" effective January 1, 2021. Per ASU No. 2020-06, if the Company records a net profit, it will use the "If-Converted Method" for its convertible debt. The dilutive impact from the convertible debt under the “If-Converted Method” based on the convertible debt outstanding as of March 31, 2021 would have been 13.7 million shares had the Company recorded a net profit. The Company anticipates it will continue to use the Treasury Stock Method for the dilutive impact related to outstanding warrants.

Forward Looking Guidance

The second quarter and full year 2021 guidance items provided below are based on the Company's current estimates, and are not a guarantee of future performance. There could be significant risks and uncertainties that could cause actual results to differ materially, including the risk factors discussed in the Company's reports on file with the Securities and Exchange Commission. Spirit undertakes no duty to update any forward-looking statements or estimates.

Second Quarter 2021
Capacity - Available Seat Miles (ASMs) (% Change vs. 2Q19)(1)	Down 5.5%
Adjusted Operating Expenses ($Millions)(2)	$885 to $895
Adjusted EBITDA Margin (%)(2)	(5)% to Breakeven
Fuel Cost per Gallon ($)(3)	$1.95
Effective Tax Rate(2)	22%
Full Year 2021
Total Capital Expenditures ($Millions)(4)
Pre-delivery deposits, net of refunds	$120
Other capital expenditures	$100 to $130

(1)The Company expects that air travel demand will continue to gradually recover in 2021 and continues to closely monitor demand and will make adjustments to the flight schedule as appropriate. However, the situation continues to be fluid and actual capacity adjustments may be different than what the Company currently expects.
(2)Excludes special items which may include loss on disposal of assets, special charges and credits, and other items which are not estimable at this time.
(3)Includes fuel taxes and into-plane fuel cost.
(4)Total Capital Expenditures assumes all new aircraft deliveries are either delivered under direct leases or financed through Sale/Leaseback transactions. The estimate for other capital expenditures includes the purchase of two aircraft off-lease as well as other aircraft parts, including one spare engine and other spare parts. During the first quarter 2021, the Company accelerated six aircraft deliveries to 2023 from 2025/2026, driving higher net pre-delivery deposits in 2021 than previously expected.

First Quarter 2021 Highlights

•In January 2021, Spirit launched its redesigned Free Spirit® Loyalty Program with extended points expiration, additional benefits based on status and other changes. In addition, the new Spirit Saver$ Club®, formerly known as the $9 Fare ClubTM, expanded on existing fare discounts by providing savings on seats, shortcut boarding and security, and other options designed to make it the best value in the sky

•During first quarter 2021, Spirit announced new service to Louisville, Kentucky; Milwaukee, Wisconsin; Pensacola, Florida; St. Louis, Missouri; and Puerto Vallarta, Mexico. In addition, the Company announced it is expanding its operations out of New York and Los Angeles, the two largest U.S. leisure destinations

•Spirit was one of only three U.S. airlines listed on FORTUNE's 2021 list of World's Most Admired®
Companies

•Spirit was awarded Platinum status by the Airline Passenger Experience Association (APEX) Health Safety initiative powered by SimpliFlying for the airline’s efforts in ensuring the highest standards of cleanliness and sanitization. The rating was the highest of any low-fare carrier in the world, and the certification recognizes Spirit for going above and beyond the required and truly investing in health and safety for Guests and Team Members

Conference Call/Webcast Detail
Spirit will conduct a conference call to discuss these results tomorrow, April 22, 2021, at 10:00 a.m. Eastern US Time. A live audio webcast of the conference call will be available to the public on a listen-only basis at http://ir.spirit.com. An archive of the webcast will be available under "Events & Presentations" for 60 days.

About Spirit Airlines
Spirit Airlines (NYSE: SAVE) is committed to delivering the best value in the sky. We are the leader in providing customizable travel options starting with an unbundled fare. This allows our Guests to pay only for the options they choose — like bags, seat assignments and refreshments — something we call À La Smarte. We make it possible for our Guests to venture further and discover more than ever before. Our Fit Fleet® is one of the youngest and most fuel-efficient in the U.S. We serve destinations throughout the U.S., Latin America and the Caribbean and are dedicated to giving back and improving those communities. Come save with us at spirit.com. At Spirit Airlines, we go. We go for you. Investors are encouraged to read the Company's periodic and current reports filed with or furnished to the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, for additional information regarding the Company.

End Notes
(1) See "Reconciliation of Adjusted EBITDA to EBITDA" and "Reconciliation of Adjusted Net Income, Adjusted Pre-tax Income, and Adjusted Operating Income to GAAP Net Income" tables below for more details.
(2) Based on preliminary data using DOT methodology for on-time performance (A:14) and completion factor.
(3) See "Calculation of Total Non-Ticket Revenue per Passenger Flight Segment" table below for more details.
(4) See "Reconciliation of Adjusted Operating Expenses to GAAP Operating Expenses" table below for more details.

Forward Looking Statements
Forward-Looking Statements in this report and certain oral statements made from time to time by representatives of the Company contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act) which are subject to the “safe harbor” created by those sections. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. All statements other than statements of historical facts are “forward-looking statements” for purposes of these provisions. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” and similar expressions intended to identify forward-looking statements. Forward-looking statements include, without limitation, guidance for 2021 and statements regarding the Company's intentions and expectations regarding revenues, cash burn, capacity and passenger demand, additional financing, capital spending, operating costs and expenses, taxes, EBITDA, EBITDA margin, hiring, aircraft deliveries and stakeholders, vendors and government support, as well as statements regarding the Company's remediation of its material weakness. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors include, among others, the extent of the impact of the COVID-19 pandemic on the Company’s business, results of operations and financial condition, and the extent of the impact of the COVID-19 pandemic on overall demand for air travel, restrictions on the Company’s business by accepting financing under the CARES Act and other related legislation, the competitive environment in our industry, our ability to keep costs low and the impact of worldwide economic conditions, including the impact of economic cycles or downturns on customer travel behavior, and other factors, as described in the Company’s filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as supplemented in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021. Furthermore, such forward-looking statements speak only as of the date of this release. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. Risks or uncertainties (i) that are not currently known to us, (ii) that we currently deem to be immaterial, or (iii) that could apply to any company, could also materially adversely affect our business, financial condition, or future results. Additional information concerning certain factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

SPIRIT AIRLINES, INC.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per-share amounts)

	Three Months Ended
	March 31,		Percent
	2021	2020	Change
Operating revenues:
Passenger	$450,335	$753,550	(40.2)
Other	10,944	17,531	(37.6)
Total operating revenues	461,279	771,081	(40.2)

Operating expenses:
Salaries, wages and benefits	245,692	240,480	2.2
Aircraft fuel	142,930	213,208	(33.0)
Depreciation and amortization (1)	74,312	65,991	12.6
Landing fees and other rents	72,108	67,121	7.4
Aircraft rent (2)	54,782	45,146	21.3
Maintenance, materials and repairs	29,903	34,076	(12.2)
Distribution	23,642	33,743	(29.9)
Loss on disposal of assets	1,117	—	NM
Special credits	(176,938)	—	NM
Other operating	96,261	129,308	(25.6)
Total operating expenses	563,809	829,073	(32.0)

Operating income (loss)	(102,530)	(57,992)	76.8

Other (income) expense:
Interest expense	44,806	23,878	87.6
Capitalized interest	(4,732)	(3,664)	29.1
Interest income	(4,371)	(3,593)	21.7
Other (income) expense	(52)	(19)	NM
Total other (income) expense	35,651	16,602	114.7

Income (loss) before income taxes	(138,181)	(74,594)	85.2
Provision (benefit) for income taxes	(25,860)	(46,766)	(44.7)

Net income (loss)	$(112,321)	$(27,828)	303.6
Basic earnings (loss) per share	$(1.15)	$(0.41)	180.5
Diluted earnings (loss) per share	$(1.15)	$(0.41)	180.5

Weighted-average shares, basic	97,775	68,521	42.7
Weighted-average shares, diluted	97,775	68,521	42.7
NM: "Not Meaningful"

(1)Includes accelerated depreciation amounts. See Special Items table for more details.
(2)Includes supplemental rent adjustments. See Special Items table for more details.

SPIRIT AIRLINES, INC.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(unaudited, in thousands)

	Three Months Ended
	March 31,
	2021	2020
Net income (loss)	$(112,321)	$(27,828)
Unrealized gain on short-term investment securities and cash and cash equivalents, net of deferred taxes of $2 and $54	7	185
Interest rate derivative loss reclassified into earnings, net of taxes of $13 and $24	45	41
Other comprehensive income (loss)	$52	$226
Comprehensive income (loss)	$(112,269)	$(27,602)

SPIRIT AIRLINES, INC.
Selected Operating Statistics
(unaudited)

	Three Months Ended March 31,
Operating Statistics	2021	2020		Change
Available seat miles (ASMs) (thousands)	7,976,158	10,913,934		(26.9)%
Revenue passenger miles (RPMs) (thousands)	5,747,555	7,948,963		(27.7)%
Load factor (%)	72.1	72.8	(0.7)	pts
Passenger flight segments (thousands)	5,474	7,653		(28.5)%
Block hours	107,855	157,847		(31.7)%
Departures	40,002	58,174		(31.2)%
Total operating revenue per ASM (TRASM) (cents)	5.78	7.07		(18.2)%
Average yield (cents)	8.03	9.70		(17.2)%
Fare revenue per passenger flight segment ($)	31.84	42.00		(24.2)%
Non-ticket revenue per passenger flight segment ($)	52.43	58.75		(10.8)%
Total revenue per passenger flight segment ($)	84.27	100.75		(16.4)%
CASM (cents)	7.07	7.60		(7.0)%
Adjusted CASM (cents) (1)	9.20	7.60		21.1%
Adjusted CASM ex-fuel (cents) (2)	7.40	5.64		31.2%
Fuel gallons consumed (thousands)	80,546	117,944		(31.7)%
Average fuel cost per gallon ($)	1.77	1.81		(2.2)%
Aircraft at end of period	159	151		5.3%
Average daily aircraft utilization (hours)	7.6	11.8		(35.6)%
Average stage length (miles)	1,040	1,021		1.9%

(1)Excludes operating special items.
(2)Excludes fuel expense and operating special items.

The Company is providing a reconciliation of GAAP financial information to non-GAAP financial information as it believes that non-GAAP financial measures provide management and investors the ability to measure the performance of the Company on a consistent basis. These non-GAAP financial measures have limitations as analytical tools. Because of these limitations, determinations of the Company's operating performance excluding unrealized gains and losses or special items should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. These non-GAAP financial measures may be presented on a different basis than other companies using similarly titled non-GAAP financial measures.

Calculation of Total Non-Ticket Revenue per Passenger Flight Segment
(unaudited)

	Three Months Ended
	March 31,
(in thousands, except per-segment data)	2021	2020
Operating revenues
Fare	$174,287	$321,447
Non-fare	276,048	432,103
Total passenger revenues	450,335	753,550
Other revenues	10,944	17,531
Total operating revenues	$461,279	$771,081

Non-ticket revenues (1)	$286,992	$449,634

Passenger segments	5,474	7,653

Non-ticket revenue per passenger flight segment ($)	$52.43	$58.75

(1)Non-ticket revenues equals the sum of non-fare passenger revenues and other revenues.

Special Items
(unaudited)

	Three Months Ended
	March 31,
(in thousands)	2021	2020
Operating special items include the following:
Supplemental rent adjustments (1)	$4,321	$—
Accelerated depreciation (2)	1,789	—
Loss on disposal of assets (3)	1,117	—
Operating special credits (4)	(176,938)	—
Total operating special items	$(169,711)	$—

(1)Includes amounts related to supplemental rent adjustments related to the accrual of lease return costs for two aircraft purchased off lease, partially offset by the release of an accrual related to an engine lease modification.
(2)Includes amounts related to the accelerated depreciation on current aircraft seats related to the plan to retrofit 36 aircraft with new Acro6 seats, expected to be completed in the remainder of 2021.
(3)Includes amounts related to the sale of auxiliary power units and the disposal of excess and obsolete inventory.
(4)Special credits consisted of $156.5 million related to the grant component of the PSP2 agreement with the Treasury and $21.3 million related to the CARES Act Employee Retention credit; partially offset by $0.8 million recorded in connection with the rehire of Team Members previously terminated under the Company's involuntary employee separation program but which were rehired in compliance with the restrictions mandated by the Company's participation in the PSP2 program.

Reconciliation of Adjusted Operating Expenses to GAAP Operating Expenses
(unaudited)

	Three Months Ended
	March 31,
(in thousands, except CASM data in cents)	2021	2020
Total operating expenses, as reported	$563,809	$829,073
Less: operating special items expense (credit)	(169,711)	—
Adjusted operating expenses, non-GAAP (1)	733,520	829,073
Less: Aircraft fuel expense	142,930	213,208
Adjusted operating expenses excluding fuel, non-GAAP (2)	$590,590	$615,865

Available seat miles	7,976,158	10,913,934

CASM (cents)	7.07	7.60
Adjusted CASM (cents) (1)	9.20	7.60
Adjusted CASM ex-fuel (cents) (2)	7.40	5.64

(1)Excludes operating special items.
(2)Excludes operating special items and aircraft fuel expense.

Reconciliation of Adjusted EBITDA to EBITDA
(unaudited)

	Three Months Ended
	March 31,
(in thousands)	2021	2020
Net income (loss), as reported	$(112,321)	$(27,828)
Add: Provision (benefit) for income taxes	(25,860)	(46,766)
Add: Total other (income) expense	35,651	16,602
Add: Depreciation and amortization (1)	74,312	65,991
EBITDA	(28,218)	7,999
EBITDA margin	(6.1)%	1.0%
Add: Special items expense (credit) (2)	(169,711)	—
Less: Accelerated depreciation (2)	1,789	—
Adjusted EBITDA, non-GAAP (3)	$(199,718)	$7,999
Adjusted EBITDA margin, non-GAAP (3)	(43.3)%	1.0%

Total operating revenues	$461,279	$771,081

(1)Includes accelerated depreciation amounts. See Special Items table for more details.
(2)See "Special Items" for more details.
(3)Excludes operating special items.

Reconciliation of Adjusted Net Income, Adjusted Pre-Tax Income, and Adjusted Operating Income to GAAP Net Income
(unaudited)

	Three Months Ended
	March 31,
(in thousands, except per-share data)	2021	2020
Net income (loss), as reported	$(112,321)	$(27,828)
Add: Provision (benefit) for income taxes	(25,860)	(46,766)
Income (loss) before income taxes, as reported	(138,181)	(74,594)
Pre-tax margin	(30.0)%	(9.7)%
Add: special items expense (credit) (1)	(169,711)	—
Adjusted income (loss) before income taxes, non-GAAP (2)	(307,892)	(74,594)
Adjusted pre-tax margin, non-GAAP (2)	(66.7)%	(9.7)%
Add: Total other (income) expense	35,651	16,602
Adjusted operating income (loss), non-GAAP (2)	(272,241)	(57,992)
Adjusted operating margin, non-GAAP (2)	(59.0)%	(7.5)%

Provision (benefit) for income taxes (3)	(65,377)	(15,670)
Adjusted net income (loss), non-GAAP (2)	$(242,515)	$(58,924)

Weighted-average shares, diluted	97,775	68,521

Adjusted net income (loss) per share, diluted (2)	$(2.48)	$(0.86)

Total operating revenues	$461,279	$771,081

(1)See "Special Items" for more details.
(2)Excludes operating special items.
(3)2020 amounts exclude the discrete tax benefit of $31.1 million recorded in first quarter 2020.